Exhibit 24.1


               CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the registration statement on Form S-3 of Mid-America Apartment Communities, Inc. our report dated March 27, 1998 to the consolidated balance sheets of Mid-America Apartment Communities, Inc. (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the 1997 annual report on Form 10-K, as amended, of Mid-America Apartment Communities, Inc. and to the reference to our firm under the heading of "Experts" in the Prospectus. Our report refers to the Company's change in its accounting method to capitalize replacement purchases for major appliances and carpet in 1996.



                              /s/ KPMG Peat Marwick LLP



Memphis, Tennessee
July 31, 1998